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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10-QSB

X  QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
   SECURITIES EXCHNAGE ACT OF 1934.

            For the Quarterly Period Ended December 31, 1999

                               OR

__  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
    SECURITIES EXCHANGE ACT OF 1934.

             For the transaction period from ______ to ______

                    Commission file number 000-23051

                       WIRELESS DATA SOLUTIONS, INC.
       (Name of small business issuer as specified in its charter)

         Utah                                93-0734888
(State of Incorporation)        (I.R.S. Employer Identification No.)

                         2233 Roosevelt Road
                       					Suite #5
				                   St. Cloud, MN 56301
               (Address of principal executive offices)

                           (320)203-7477
                     (Issuer's telephone number)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months(or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements
for the past 90 days.  Yes  X    No ___

APPLICABLE ONLY TO ISSUERS INVOLVED IN BANKRUPTCY PROCEEDINGS
DURING THE PRECEDING FIVE YEARS

                           Not Applicable

               APPLICABLE ONLY TO CORPORATE ISSUERS

Indicate the number of shares outstanding of each of the Registrant's classes of common stock, as of the practicable date:

There was 10,907,124 shares of the Issuer's common stock outstanding as of December 31, 1999.


                              PART I

             Wireless Data Solutions, Inc. And Subsidiaries
                       Consolidated Balance Sheet
			                       December 31, 1999, 1998

ASSETS
			                                        	12/31/199	  	12/31/98
			                                       	(Unaudited) 		(Unaudited)

Current Assets:
  Cash and cash equivalents                 		$208,795 		$54,386
  Trade accounts receivable, net of
    $6,000 estimated allowance for
    doubtful accounts		                       	158,160 		269,494
  Inventory			                                	208,098 		265,682
  Prepaid expenses                           			10,346 		3,992
  Other current assets		                          	315 		0
	Total Current Assets	                        	585,714 		593,554

Fixed Assets:
  Office fixtures and equipment	               	17,983 		15,033
  Leasehold Improvements	                      	12,894 		12,894
  Sub-Total			                                 	30,877 		27,927

  Less:  Accumulated Depreciation
     and Amortization                        			27,927 		27,927
	Net Fixed Assets                              		2,950 		0

Other Assets:
  Deferred service contract	                  	134,894 		170,323
  Loan to RD220			                                   0 	 28,649
  Due from Angellcom		                              	0 		35,000
  Due from related parties	                   	290,009 		287,140
  Security deposits		                           	3,113 		3,113
	Total Other Assets                          		428,016 		524,225
TOTAL ASSETS			                             $1,016,680 		$1,117,779


LIABILITIES
                                          				12/31/99 		12/31/98
			                                       	(Unaudited)	 	(Unaudited)

Current Liabilities:
  Trade accounts payable		                   	$109,186 		$175,467
  Service contract payable in stock           		20,800 		13,100
  Current portion of other liabilities	        	58,132 		70,190
  Advance from Customers                      		15,866 		50,877
  Other accrued liabilities		                   	3,356 		306
	Total Current Liabilities	                   	207,340 		309,940

Other Liabilities:

  Accrued salaries, related payroll
     taxes, reimbursable expenses
     payable to officers                     			564,667 		568,417
  Less:  Current portion		                           	0 		0
	Total Other Liabilities	                      	564,667 		568,417

TOTAL LIABILITIES                            			772,007 		878,357

 Minority interests in consolidated
 subsidiaries                                   	20,000 		20,000

STOCKHOLDERS' DEFICIENCY:
  Preferred Stock, $.002 par value;
     3,000,000 shares authorized;
     no shares issued or outstanding		               0 		0
  Common Stock, $.001 par value;
     25,000,000 shares authorized;
     8,164,720 shares issued and
     outstanding at 9/30/97, 10,162,124
      at 9/30/98 & 10,182,110 at 9/30/99.       	10,907 		10,182
  Common Stock options outstanding                  		0 		11,250
  Additional paid-in-capital	                	1,999,744 		1,927,969
  Deficit			                               	(1,737,205) 		(1,681,206)
     Sub-Total		                               	273,446 		268,195
  Receivable from related entity for
     sale of common stock		                   	(48,773) 		(48,773)

	Total Stockholders' Equity                    	224,673 		219,422

TOTAL LIAB. & STOCKHOLDERS' EQUITY          	$1,016,680 		$1,117,779


	        Wireless Data Solutions, Inc. And Subsidiaries
            		Consolidated Statement of Earnings
	        For the Years Ended, December 31, 1999, 1998


			                                           	12/31/99 	 12/31/9
		                                        		(Unaudited)		(Unaudited)
REVENUES

  Net product sales                         			$487,773 		$205,979
  Other Income		                                    	51 		6,828

	Total Revenues	                               	487,824 		212,807

COST OF SALES

  Products	                                  			215,069 		113,686

 Total Cost of Sales                         			215,069 		113,686

  Gross Profi	                                		272,755 		99,121

  Operating Expenses                         			225,618 		259,442

Income before Interest	                        		47,137 		(160,321)
  Interest expense, net of interest income           	0 		10,165
  Income before taxes		                         	47,137 		(170,486)
Provision for income taxes                          		0 		0

NET EARNINGS                                 			$47,137 		($170,486)

                Wireless Data Solutions, Inc. And Subsidiaries
               				  Consolidated Statement of Cash Flows
                  For The Years Ended December 31, 1999, 1998

				                                          	12/31/99 		12/31/98
Operating Activities:
Net Income				                                 	$47,137 		($170,486)


Changes in Operating Assets and Liabilities:
Decrease (Increase) in accounts receivable	    	110,686 		195,896
 Decrease (Increase) in inventory	             		23,412 		2,576
Decrease (Increase) in other assets		            	6,386 		(3,992)
(Decrease) Increase in accounts payable	      	(53,019) 		(131,209)
(Decrease) Increase in advances from customers		(91,922)	 	42,127
(Decrease) Increase in other payables		        	(50,410) 		9,045
Decrease in deferred service contract          			11,810 		11,810

Net cash provided by operating activities	        	4,080 		(44,233)

Investing Activities:
Proceeds of miscellaneous assets			               (2,950) 		0

Financing Activities:
(Increase) in due from related parties               			0 		(2,132)
Decrease (Increase) in due from Angellcom             		0 		(1,000)
(Decrease) Increase in due to related parties
  and related expenses		                         		(3,750)	 	0
(Decrease) Increase in common stock
 options outstanding		                            (11,250) 		0
Proceeds of issuance of common stock              		72,500 		1,000

Net cash provided by financing activities	         	57,500 		(2,132)

Net increase in cash		                            		58,630 		(46,365)

Cash at beginning of period                     			150,165 		100,752

Cash at end of period			                          	208,795 		$54,387

               Wireless Data Solutions, Inc. And Subsidiaries
	              Consolidated Statement of Stockholders' Equity
	               For The Periods Ended December 31, 1999, 1998
				                                        	    		Common 		      Additional
	                                      				Common		Stock Options		Paid-In
				                                       	Stock		Outstanding	  	Capital

Balance at September 30, 1999		          	$10,182 		$11,250    		$1,927,969

Net Earnings for the period
ended December 31, 1999
Issuance of common stock				                       	(11,250)
Stock issued to cancel debt to officer	     		725 			             	71,775
Prior period adjustment

Sub-Total				                             	10,907 		0 	           	1,999,744

Receivable from related entity
for sale of common stock

Balance at December 31, 1999		           	$10,907 		$0           		$1,999,744


						                                               Common     		  Additional
	                                         			Common 	Stock Options	 Paid-In
				                                         	Stock		Outstanding	  	Capital
Balance at September 30, 1998		            	$10,162 		$11,250  		$1,926,989

Net Earnings for the period
ended December 31, 1998
Stock issued to cancel debt to officer		        	20 		             		980

Sub-Total			                               		10,182 		11,250 	 	1,927,969

Receivable from related entity
for sale of common stock

Balance at December 31, 1998		             	$10,182 		$11,250 		$1,927,969



                                     						 Deficit			Total of  Rows
								                                              continued From above

Balance at September 30,1999			  	      ($1,784,331) 		$165,070

Net Earnings for the period
ended December 31,1999		                     47,137 			47,137
Issuance of common stock					                        		(11,250)

Stock issued to cancel debt to officer			           			72,500


Subtotal					                            (1,737,205) 			273,446

Receivable from related entity
for sale of common stock		                           		(48,773)

Balance at December 31, 1999			       ($1,737,205)	  		$224,673




		                                       				Deficit		 	Total of  Rows
								                                                continued From above

Balance at September 30, 1998			          ($1,510,720)	 	$437,681

Net Earnings for the period
ended December 31, 1998                      (170,486)			(170,486)

Net Earnings for the period
ended December 31, 1998		                               		1,000

Sub-Total					                             (1,681,206)	  	268,195

Receivable from related entity
for sale of common stock		              	               	(48,773)

Balance at December 31, 1998			           ($1,681,206)  		$219,422

Part 1
Notes to Financial Statements

Summary of Accounting Policies

       The summary of Wireless Data Solution's, Inc.(the "Company") significant accounting policies are incorporated by reference to the Company's Registration Statement filed on Form 10-SB, as amended, dated February 12, 1998.

     The accompanying unaudited condensed financial statements reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the results of operations, financial position and cash flows. The results of the interim period are not necessarily indicative of the results for the full year.

Company Background Information

	 The following background information is deemed important in conjunction with the data provided in the financial statements for the period ending December 31, 1999.

Revenues for the 1st quarter of fiscal 2000 compared to the same period in 1999 were up approximately $280,000 with a corresponding profit of $47,000 compared to a loss of $170,0000 in fiscal 1999.

Management will continue to focus on our core business and at the same time move forward on defining new opportunities which can contribute to the revenue stream.

Management's Discussion and Analysis or Plan of Operation.

Liquidity and Capital Resources

    The Company's current assets totaled approximately $586,000 on December 31, 1999, a slight decrease from December 31, 1998, at which time current assets were approximately $594,000.

	While the dollar value of the current assets remained essentially the same, the composition of those assets changed significantly. Cash and cash equivalents increased from $54,000 in December, 1998 to $208,000 in December,
1999. Trade receivables declined by approximately $110,000 while inventory was reduced slightly more than $55,000. The increase in cash along with a decrease in accounts receivable and inventory can be attributed to a couple of issues. First, as previously mentioned, there was a $47,000 profit at
December 31 of 1999 compared to a $170,000 loss at December 31, 1998.
Secondly there has been a substantial reduction in the number of problems customers have been experiencing, thus withholding payment is no longer a convenient excuse. Improved quality control has been the object of much attention. There also has been more emphasis on communicating with the accounts before they get stale. Since the objective with inventory is to bring in the expensive parts just prior to shipment, it will vary depending upon the timing of the shipping date.

    Management believes the current trend of increased sales and revenue along with current cash balances will be sufficient to fund operations and expenses for the near term.

Management continues to believe that to achieve the desired growth some form of equity financing will be required. Financing will become more of an issue as new opportunities are defined and investigated.

Results of Operations

Revenues for the first quarter of fiscal 2000 ending December 31, 1999 were up approximately $282,000 compared to the first quarter of 1999. The 138% increase in revenue compared to the first quarter of 1999 combeined with a $35,000 reduction in operationg expenses for the period, allowed the company to post a $47,000 profit for the first quarter. Management does, however, anticipate increasing the spending for R & D in the up coming quarters. The near term focus will be product upgrades and improvements.

As previously addresses under management's discussion and analysis cash holdings increased by approximately $155,000.

The deferred service contract has been reduced by approximately $35,000 compared to December 31, 1998. Mr. Brian Blankenburg, President of Wireless Data Solutions, had performed certain marketing services prior to his becoming an employee. The value of those services are being amortized over three years. A contract with Mr. David Wood for public relations services is being amortized over the anticipated useful life of the services provided.

The loans to Angelcom and Radio Digital 220 were written off as uncollectable. In early 1998 Wireless Data Solutions formed an informal alliance with Angellcom Communications, Inc., with the intent of working with Angellcom and Radio Digital 220 to obtain 220 MHz licenses in Mexico. Angellcom, a
Santa Monica based company owned 49 percent of Radio Digital 220, a Mexican Company. Radio Digital was to be the operating company in Mexico. As the relationship progresses Wireless Data Solutions advanced money for working capital and made a deposit, which was needed to bid on the licenses. Later Angellcom Communications and its partner alleged they had relied on certain statements made by Mike McLaughlin (then CEO of Wireless Data Solutions) regarding funding for Angellcom Communications, which was not provided.
They insisted they had been damaged and were entitled to compensation. Rather than progress to a law suit (which would have been expensive and damaging to the company's efforts to move forward, paricularly if seeking capital) management felt it was far better to settle and move forward. A settlement was reached whereby they would keep the maoney advanced to them and each party would be released form any further legal action. The write off of the loans to Angellcom Communications and Radio Digital 220 was $63,649.

	Trade accounts payable were down approximately $65,000 which is a reflection of increased cash flow and lower inventory.

	The payable in stock is owed to Brian Blankenburg. Mr. Blankenburg earned approximately 191,000 shares under an arrangement in connection with his employment as president of Dinet. During the period in September 14, 1998 to February 26, 1999, Mr. Blankenburg earned $1500 per week, $500 was paid in cash and $1000 was paid in stock, based on the average stock price during that week. The common stock will bear a restrictive legend when issued.

During the period 725,000 shares of common stock were issued. John Doubek was issued 400,000 shares in payment for legal services which have been performeed in conjunction with the management change and attending issues. Those shares were issued with a restrictive legend. Brian Blankenburg was issued 100,000 shares of common stock as an incentive to assume the postion as president and CEO of Dinet and Wireless Data Solutions.
The incentive was a part of the package because he joined the company at a salary far below what a person of his experience and ability would command. In both cases the liability for the stock payment had been accrued in March of 1999. The share issued to Mr. Blankenburg will bear a restrcitve legend.

Pat Makovec, Henry Hanson and Mike McLaughlin each exercised 75,000 warrants. The exercise price was $0.05 HTe warrants had been issued 10 years previous when the stock was unpriced. The common stock will bear a restrictive legend.

RELATED PARTY TRANSACTIONS

Brian Blankenburg, Pat Makovec, and John Doubek all received stock. The details of those transactions were discussed previously under Results of Operations.

FINANCIAL CONDITION
Cash holdings for the period incresed approximately $155,000. The increases was a direct result of increased revenues and lower expenses.


Subsequent Events

	In August of 1999 Dinet, the wholly owned subsidiary of Wireless Data Ssolutions signed an agreement with Varitek Industries of Houston Texas. The nature of the agreement was for Dinet to license certain technology to Varitek. The terms of the agreement called for cash payments and stock in Varitek Industries. The stock and the last cash payment was due on January 19, 2000. All payments and the stock obligation were presented prior to the final due date.

Forward-Looking Statements

     The foregoing and subsequent discussion contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. These forward-looking statements include the plans and objectives of management for future and possible further capitalization of the Company. These forward-looking statements contained herein are based on current expectations that involve numerous risks and uncertainties. Assumptions relating to such current expectations involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond and control of the Company. Although the Company believes that the assumptions could be inaccurate and therefore there can be no assurance that included in this Form 10-QSB will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation of the Company or any other person that the objectives and plans of the Company will be achieved.






PART II

Item 1.  Legal Proceedings.

Not applicable.

Item 2.  Changes in Securities and Use of Proceeds.

None; not applicable.

Item 3.  Defaults Upon Senior Securities.

There has been no material default in the payment of principal, interact, a sinking or purchase fund installment, of any other material default not cured within 30 days with respect to any indebtedness of the Company exceeding five percent (5%) of the total assets of the Company.




Item 4.  Submission of Matters to a Vote of Security Holders.

     No matters were submitted to a vote of the Company's security holders during the fiscal quarter covered by this report.

Item 5.  Other information.

     The Company has no other information to report.

Item 6.  Exhibits and Reports on Form 8-K.

(a) 	Exhibits

  Exhibit
  Number                       Description

   2.1*     Agreement dated March 1, 1984, between
            Heartland Oil & Mineral Corporation and
            Gold Genie Worldwide, an Oregon partnership

   2.2*     Buy/Sell Agreement dated March 1, 1984,
            between the Company and Heartland Oil &
            Mineral Corporation

   3.1*     Articles of Incorporation of Gold Genie
            Worldwide, Inc., filed on March 7, 1984.

   3.2* Certificates of Amendment to the Articles of Incorporation of Products, Services, &
            Technology Corporation, filed on June 13, 1988

   3.3* Articles of Domestication of Products, Services and Technology Corporation, filed on June 2,
            1997.

   3.4* Articles of Amendment to the Articles of Incorporation of Products, Services and
            Technology Corporation, filed on June 13, 1997

   3.5*     Bylaws of Products, Services and Technology
            Corporation dated as of June 2, 1997

  10.1*     Settlement Agreement and Release dated December
            17, 1987, between Heartland Diversified
            Industries, Inc., the Company, and certain individuals

  10.2* Agreement, dated April 19, 1988, by and between the Company, Heartland Diversified Industries,
            Inc., Distributed Networks, Inc., and certain shareholders of Distributed Networks, Inc.

  10.3* Buy/Sell Agreement, dated March 27, 1996, by and between the Company and Heartland
            Diversified Industries, Inc.

  10.4* Consulting Agreement dated April 15, 1997, among Products, Services and Technology
            Corporation, David Wood and Henry Hanson

    11 Statement regarding computation of per share earnings

    24      Power of Attorney

    27      Financial Data Schedule

    99* Gold Genie Worldwide, Inc. Offering Prospectus, dated July 24, 1985

  1 Summaries of all exhibits contained in this Registration Statement are modified in their entirety by reference to such exhibits.

  * Incorporated by reference herein to the Company's Form 10-SB, as amended, dated as of February 12, 1998.

(b) 	Forms 8-K filed during the last quarter.  None.

                       SIGNATURES

  In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


February 17, 2000               WIRELESS DATA SOLUTIONS, INC.

                                 /s/ Patrick Makovec

                                 Patrick Makovec
                                 Chairman of the Board








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